Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (“Agreement”) is made effective this 12th day of October, 2007 by and between Odyssey Marine Exploration, Inc., (“Odyssey”), of 5215 West Laurel Street, Tampa, FL, 33607 and George J. Becker, Jr. of 5295 Indian Ocean Loop, Tavares, Florida 32778, (“Mr. Becker”), together referred to as the “Parties.”

Whereas,

A.	Mr. Becker has served in various capacities for Odyssey since April 2002 including Chief Operating Officer and Executive Vice President and as President of Odyssey’s subsidiary corporation, Odyssey Marine Entertainment, Inc.; and

B.	The Parties desire to transition Mr. Becker from employee status to that of an independent Consultant; and

C.	Odyssey desires to have the services of Mr. Becker in the capacity of Consultant to work in mutual conjunction with Odyssey to (1) identify strategic partner candidates, (2) structure a meaningful and successful strategic partner package resulting in the expansion of Odyssey’s current shipwreck attraction business ; and

D.	Mr. Becker is willing to provide such services based on the consideration and the terms described herein recognizing that in order for this mutual assignment to be successful, Odyssey and Mr. Becker must work together to develop the candidates, structure the strategic partner package and close the transaction.

Therefore, the parties agree as follows:

1. TERMINATION OF EMPLOYMENT. The Parties agree that on and including October 16, 2007, Mr. Becker will no longer be employed by Odyssey Marine Exploration, Inc. or by Odyssey Marine Entertainment, Inc. Pursuant to the Agreement, on October 16, 2007, Mr. Becker will effectively resign his position as officer, director and/or employee of Odyssey and any of its subsidiary corporations.

2. STOCK OPTIONS. Mr. Becker understands and agrees that any outstanding options in Odyssey which have not vested or have not been exercised at the time of this Agreement will be governed by the language in the individual option grants, but in any event, Mr. Becker will not be considered an employee for purpose of those options as of October 15, 2007.

3. TRANSITION AND DUTIES OF CONSULTANT. Beginning on October 16, 2007, Mr. Becker, pursuant to the terms of this Agreement, shall perform services for Odyssey as an independent Consultant. Those duties shall include the following:

A.	Mutually working with Odyssey management to (1) identify strategic partner candidates, (2) develop a successful strategic partner package, and (3) expand Odyssey’s shipwreck attraction business.

B.	Advising Odyssey regarding practical implementation of expanding the business;

C.	Providing reasonable availability to Odyssey management for consultation regarding the Attractions, Exhibition and/or other entertainment issues.

4. TERM. The term of this Agreement shall be for six months beginning on October 16, 2007 and ending on April 15, 2008. Upon written agreement of both Parties prior to or at the termination of this Agreement, the term of this Agreement may be extended.

5. COMPENSATION OF CONSULTANT. As compensation for the services provided by Consultant under this Agreement, Mr. Becker shall receive five thousand dollars ($ 5,000.00) per month which shall be paid within ten days of the 15th of each month. For purposes of this agreement the billing month begins on the 16th of the month and ends on the 15th of the following month. In addition, Odyssey will reimburse Mr. Becker for all reasonable and necessary expenses incurred by him in connection with providing the services hereunder provided such expenses are approved by Odyssey. At the close of each monthly period of this Agreement, Mr. Becker must invoice Odyssey for the monthly fee and separately account and bill for all expenses related to Consultant’s services to Odyssey (see paragraph 6 below).

6. REIMBURSEMENT FOR EXPENSES IN ACCORDANCE WITH ODYSSEY POLICY. Odyssey will reimburse Mr. Becker for “out-of-pocket” expenses in accordance with Odyssey’s policies in effect from time to time.

7. CONFIDENTIALITY. Mr. Becker recognizes that he has and will have information regarding the following: products, prices, costs, discounts, future plans, business affairs, processes, trade secrets, technical matters, customer lists, product design, copyrights and other vital information (collectively, “Information”) which are valuable, special and unique assets of Odyssey. Mr. Becker agrees that he will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party except for the purpose of fulfilling his obligations as Consultant hereunder. Any information to be disclosed by Mr. Becker shall be strictly limited to information relevant to the entertainment aspect of the company, and if Mr. Becker deems it necessary to disclose Information to a third party in furtherance of his duties hereunder, he shall first obtain the approval of Odyssey and an appropriate nondisclosure agreement from any party to whom the Information is to be disclosed. Mr. Becker acknowledges and understands that a violation of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

8. MATERIAL NON PUBLIC INFORMATION—INSIDER TRADING. Mr. Becker acknowledges that during the course of the work conducted prior to and pursuant to this Agreement he has or may come into possession of “material non-public information” as defined by the State and Federal Securities Laws. Mr. Becker agrees to keep all such information confidential and understands that the release of such information or the trading in the Company’s securities while in possession of such information may constitute a federal crime. Mr. Becker acknowledges that he has been furnished a copy of Odyssey’s INSIDER TRADING POLICY and that he understands and will comply with the provisions of the policy.

9. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Mr. Becker has disclosed (or has threatened to disclose) Information in violation of this Agreement, Odyssey shall be entitled to an injunction to restrain him from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Odyssey shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

10. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. With the exception of material, non public information which must remain confidential indefinitely, the confidentiality provisions of this Agreement shall survive this Agreement and shall remain in full force and effect for a period of three (3) years following the termination of this Agreement.

11. NON-COMPETE AGREEMENT. Mr. Becker agrees and covenants that for a period of three years following the termination of this Agreement, he will not directly or indirectly engage in any shipwreck recovery or shipwreck attraction business not affiliated with Odyssey. This covenant shall apply to shipwreck businesses worldwide. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent, (ii) becoming a Consultant to any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Odyssey for the benefit of a third party that is engaged in such business. Since the nature of Mr. Becker’s services are not strictly related to shipwreck businesses, Mr. Becker agrees that this non-compete provision will not adversely affect his livelihood.

12. NON-INTERFERENCE. Mr. Becker agrees not to actively recruit employees or consultants of Odyssey for employment or for contract with any business including businesses in which he may now have or may subsequent to this Agreement attain an interest, or for or on behalf of any other individual or business including those unrelated to this Agreement, unless specifically approved in advance by Odyssey.

13. RELEASE OF CLAIMS. In exchange for the consideration described herein, the sufficiency of which is hereby acknowledged, Mr. Becker hereby releases Odyssey from any and all claims which he has or may have against Odyssey as of the date of execution of this Agreement.

14. INDEMNIFICATION. The terms of any and all relevant Officer/Director Indemnification Agreements in effect at the time of execution of this Agreement shall govern to indemnify and/or hold harmless Mr. Becker for liability as described in those Agreements. Odyssey shall indemnify and/or hold Mr. Becker harmless for any claims arising from willful acts or omissions of Odyssey including misrepresentations made by Odyssey during the term of this Agreement.

15. INABILITY TO CONTRACT FOR ODYSSEY. Mr. Becker, as Consultant, shall not have the right to make any contracts or commitments for or on behalf of Odyssey without first obtaining the express written consent of Odyssey.

16. COMPLIANCE WITH ODYSSEY’S POLICIES AND PROCEDURES. Mr. Becker agrees to comply with all of the policies and procedures of Odyssey.

17. RETURN OF PROPERTY. Within thirty (30) days of execution of this Agreement, Mr. Becker shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in his possession or under his control which is Odyssey's property or related to Odyssey’s business. Upon termination of this Agreement, Mr. Becker shall deliver all property as described above, to Odyssey of which he may have come into possession or control during the term of this Agreement. Any separate confidentiality or proprietary rights agreement signed by Mr. Becker shall govern such obligation. Notwithstanding the foregoing, Mr. Becker shall be allowed to keep the laptop computer which was provided to him by Odyssey.

18. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

19. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

20. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

21. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

22. APPLICABLE LAW AND JURISDICTION. This Agreement shall be governed by the laws of the State of Florida and the parties agree that any action under this Agreement shall be brought only in Hillsborough County, Florida or in federal court in Hillsborough County, Florida should that court have jurisdiction.

Odyssey Marine Exploration, Inc.		George J. Becker, Jr.

By:	/s/ David A. Morris	/s/ George J. Becker, Jr.
	SIGNATURE	SIGNATURE

	David A. Morris	October 12, 2007
	PRINT NAME	DATE

Secretary & Treasurer
TITLE

October 12, 2007
DATE